SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  June 17, 2011 (June 14, 2011)

SINO CLEAN ENERGY, INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-51753	75-2882833
(Commission File Number)	(IRS Employer Identification No.)

Room 1502, Building D, Wangzuo International City Building No. 3 Tangyuan Road, Gaoxin District Xi'an, Shaanxi Province, People’s Republic of China	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(86-29) 8209-1099

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

On June 14, 2011, Mr. Baowen Ren, Sino Clean Energy, Inc.’s (the “Company”) chief executive officer held a conference call with one of the Company’s investors.  During this conference call, Mr. Ren disclosed that during the month of June 2011, the Company saw a higher than normal slow-down in customer demand for coal-water slurry fuel (“CWSF”) at the Company’s Tongchuan facility.  The Company previously disclosed that it has seasonal adjustments in residential heating demand, however, during June 2011, the Company’s industrial customers’ demand for CWSF also slowed down.  Mr. Ren advised that this slow down for existing customers was due to customers’ lack of capital as a result of credit tightening and the customers’ inability to obtain lines of credit from banks.  Mr. Ren further stated that he believed that overall customer demand for CWSF at the Tongchuan facility in June 2011 would be approximately 50% of such demand in June 2010.

Mr. Ren also disclosed this week that the Company learned that the previously disclosed two-month shut-down of Haizhong Heat Resource, Ltd. (“Haizhong Heating”), which accounted for 34% of the Company’s sales in the quarter ended March 31, 2011, is expected to take longer than initially expected.  The Company previously disclosed that due to government requirements, Haizhong Heating had to change a pipeline in certain areas of the “Ming Fa” real estate development project and that the modification would take approximately two months in the second quarter of 2011, during which time Haizhong Heating would stop operating its CWSF boilers.  At the time of the initial disclosure, the Company estimated that the reduction in sales volume due to this business interruption would be approximately $4.7 million based on a reduction of approximately 41,000 metric tons to Haizhong Heating.  The Company learned this week from Haizhong Heating that progress on the modification has been delayed for another three months, until August 2011.

The Company expects that there will be a reduction in earnings for 2011 due to the above.  The amount of such impact has not yet been determined, however the Company will release revised earnings for 2011 as soon as it is available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sino Clean Energy, Inc.

By:	/s/ Baowen Ren
Name: Baowen Ren
Title: Chief Executive Officer

Dated: June 17, 2011